EXHIBIT 99.1

PROXY

IMPCO TECHNOLOGIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Dale L. Rasmussen and Robert M. Stemmler, and each of them, as proxies and agents, with full power of substitution, to vote for and on behalf of the undersigned all of the shares of Common Stock of IMPCO Technologies, Inc. that the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders to be held on                      at the Company’s headquarters located at 16804 Gridley Pl., Cerritos, California at 1:30 PM PST, or at any adjournment or postponement thereof, as follows:

See Reverse Side

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THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THIS PROXY CARD. MANAGEMENT RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE PURCHASE OF THE FOUNDERS’ INTEREST, INCLUDING THE ISSUANCE OF 5,098,284 SHARES OF IMPCO COMMON STOCK; THE PAYMENT OF CASH IN THE AMOUNT OF $10.0 MILLION; AND TO TAKE THE ACTIONS AND ENTER INTO THE TRANSACTIONS CONTEMPLATED BY THAT CERTAIN EQUITY INTEREST PURCHASE AGREEMENT DATED OCTOBER 22, 2004, AS AMENDED, TO THE SELLERS OF BRC AND TO ACQUIRE THE REMAINING 50% EQUITY INTEREST OF BRC.

FOR	AGAINST	ABSTAIN

I.  Proposal to approve the purchase of the founders’ interest, including the issuance of 5,098,284 shares of IMPCO common stock; the payment of cash in the amount of $10.0 million; and to take the actions and enter into the transactions contemplated by that certain Equity Interest Purchase Agreement dated October 22, 2004, as amended, to the sellers of BRC and to acquire the remaining 50% equity interest in BRC.

☐	☐	☐

I plan to attend the annual meeting. ☐ The undersigned hereby revokes any proxy or proxies heretofore given for such shares.

Signature(s)                                                                                                         Date                                              , 2005

Please sign exactly as name appears on the proxy. If stock is held jointly, both persons should sign. Persons signing in a representative capacity should give their title.

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